UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2010

ModusLink Global Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-23262	04-2921333
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1100 Winter Street Waltham, Massachusetts		02451
(Address of principal executive offices)		(Zip Code)

(781) 663-5001

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

On November 1, 2010, Joseph M. O’Donnell was appointed to the Board of Directors of ModusLink Global Solutions, Inc. (the “Company”) as a Class II director. There are no arrangements or understandings between Mr. O’Donnell and any other persons pursuant to which Mr. O’Donnell was appointed as a director.

Also on November 1, 2010, Jeffrey J. Fenton was appointed to the Board of Directors of the Company as a Class III director. On October 20, 2010, the Company, LCV Capital Management, LLC, Raging Capital Management, LLC and certain of their affiliates (the “Investor Group”) entered into an agreement (the “Agreement”) pursuant to which the Company agreed, among other things, to appoint Mr. Fenton to the Board on November 1, 2010 as a Class III director. Pursuant to the Agreement, Mr. Fenton (or such director that shall have been appointed to replace Mr. Fenton pursuant to the Agreement) is required to resign from the Board of Directors (i) upon a material breach of the Agreement by the Investor Group or (ii) if the Investor Group’s aggregate beneficial ownership of the Company’s common stock, at any time prior to the date of the 2011 Annual Meeting of Stockholders, shall be less than 50% of the aggregate beneficial ownership of the Company’s common stock by the Investor Group, as a whole, on the date of the Agreement. The Agreement was previously filed as an exhibit to the Company’s Current Report on Form 8-K dated October 20, 2010.

Pursuant to the Agreement, the Company also agreed to establish an interim committee of the Board of Directors to evaluate the most appropriate method and timing of the capital distribution described in the Agreement and to appoint Mr. Fenton as chairman of such interim committee. At the time of this filing, other than the appointment of Mr. Fenton to the interim committee, no determination has been made as to other committees of the Board of Directors to which Mr. Fenton and Mr. O’Donnell may be appointed.

There have been no transactions and are no currently proposed transactions to which the Company or any of its subsidiaries was or is a party in which Mr. Fenton or Mr. O’Donnell has a material interest, which are required to be disclosed under Item 404(a) of Regulation S-K.

Pursuant to the Company’s 2005 Non-Employee Director Plan, as amended, on November 1, 2010, each of Mr. Fenton and Mr. O’Donnell received an option to purchase 20,000 shares of the Company’s common stock at an exercise price equal to the closing price of the Company’s common stock as reported on The NASDAQ Stock Market on the date of grant. Each option vests and becomes exercisable as to 1/36th of the number of shares subject to the option on each monthly anniversary of the date of grant, provided that, in each case, Mr. Fenton or Mr. O’Donnell serves as a director on each such monthly anniversary date. The options expire on the tenth anniversary of the date of grant.

Each of Mr. Fenton and Mr. O’Donnell will also receive cash and equity compensation pursuant to the Company’s Amended and Restated Director Compensation Plan, as described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on October 26, 2010.

(e)

On October 31, 2010, the Human Resources and Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company approved the ModusLink Global Solutions, Inc. FY 2011 Executive Management Incentive Plan (the “Bonus Plan”). The Bonus Plan is designed to recognize and reward the achievement of financial, business and management goals that are essential to the success of the Company and its subsidiaries. The Bonus Plan relates to the Company’s fiscal year ending July 31, 2011. The Bonus Plan covers the executive officers of the Company among other individuals as determined by the Compensation Committee. Target bonus percentages for participating executive officers were previously approved and reported by the Company on a Current Report on Form 8-K dated September 22, 2010.

Performance under the Bonus Plan will be measured based upon the Company’s fiscal 2011 results for revenue (“Revenue”), operating income (“Operating Income”) and free cash flow from operations

(“Free Cash Flow”), each as defined in the Bonus Plan filed as an exhibit hereto. A portion of each participant’s target bonus percentage will be allocated to each of the components on a 40%, 40% and 20% basis among Revenue, Operating Income and Free Cash Flow, respectively.

As to each component, performance is measured relative to threshold, target and maximum levels. Cash payments under the Bonus Plan may range, subject to the terms of the Bonus Plan, from 25% at threshold performance to 100% at target performance, to 200% at maximum performance (with a sliding scale applying between levels).

A participant’s payout under the Bonus Plan will be calculated by multiplying for each component (A) the participant’s target bonus percentage, by (B) the weight percentage associated with the component, by (C) the achievement level for such component, by (D) the participant’s base salary; and then adding the three resulting amounts.

The foregoing description is subject to, and qualified in its entirety by, the Bonus Plan filed as an exhibit hereto, which exhibit is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

The exhibit listed in the Exhibit Index below is filed with this report.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ModusLink Global Solutions, Inc.

Date: November 4, 2010	By:	/S/ PETER L. GRAY
Peter L. Gray
Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	ModusLink Global Solutions, Inc. FY 2011 Executive Management Incentive Plan.